Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-172608

Issuer Free Writing Prospectus, dated March 8, 2011

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due 2016, and should only be read together with the Preliminary Prospectus Supplement dated March 8, 2011 relating to the Senior Notes of Bunge Limited Finance Corp. due 2016.

Bunge Limited Finance Corp.

Pricing Term Sheet

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Size:	$500,000,000

Maturity:	March 15, 2016

Coupon:	4.100%

Price:	99.991% of the principal amount

Yield:	4.102%

Spread to Benchmark Treasury:	+190 bp

Benchmark Treasury:	2.125% due February 29, 2016

Benchmark Treasury Price:	99-20+

Benchmark Treasury Yield:	2.202%

Interest Payment Dates:	March 15 and September 15, beginning on September 15, 2011

Trade Date:	March 08, 2011

Settlement:	March 11, 2011

CUSIP/ISIN:	120568 AU4 / US120568AU46

Make-whole call:	Treasury plus 30 basis points

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBS Securities Inc.

Senior Co-Managers:	BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
SG Americas Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll-free at 1-866-884-2071.